Exhibit 99.1

UGI Appoints Robert F. Beard as Chief Operations Officer

Robert F. Beard

VALLEY FORGE, PA, December 1, 2022 – UGI Corporation (NYSE: UGI) announced today that Robert F. Beard has been appointed Chief Operations Officer (COO) reporting to UGI’s President and Chief Executive Officer, Roger Perreault, effective immediately.

“Bob has a long history of success at UGI and deep institutional knowledge of our Company,” said Perreault. “He understands our vision and, as part of our Executive Leadership Team, has been instrumental in shaping our strategic priorities. The appointment of Bob as COO is an important next step in our evolution toward a “one company” approach that will help us better serve customers, drive operational excellence, and create more opportunities for employees. By consolidating both lines of business – Natural Gas and Global LPG – under the leadership of Bob, we will have a more streamlined structure and can better capture synergies across our portfolio.”

In his new role, Beard will be responsible for oversight of UGI’s Global LPG line of business in addition to the Natural Gas line of business, which he led previously. He will be accountable for ensuring the execution of strategy, delivering safe and reliable service, and driving continuous improvement of the customer experience across each of the Company’s business units. Beard will retain responsibility for Global Engineering & Construction and Procurement and will continue to serve on the Company’s executive leadership team. Previously, Mr. Beard was Executive Vice President, Natural Gas, Global Engineering & Construction and Procurement of UGI Corporation, Chief Executive Officer of UGI Utilities, Inc., and Chief Executive Officer of Mountaineer Gas Company.

“The executive leadership team and I will work together on continuing to elevate operational excellence throughout the Company,” continued Perreault. “This new role will provide a clearer line of sight into how each of our business units is progressing against our strategic plan and financial commitments. Our entire team can also focus more time driving the vision and strategy of UGI, making strategic investments in support of our overall business, building a high performing and engaged culture, and driving shareholder value in the rapidly changing energy sector. We are now more effectively positioned to drive UGI forward and to continue executing on our ‘three R’ strategy to deliver Reliable earnings growth, invest in Renewables, and Rebalance our portfolio, which we are confident will drive long-term value for our shareholders.”

About UGI Corporation
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, natural gas utilities in West Virginia, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing, including renewable natural gas in the Mid-Atlantic region of the United States and California and internationally in France, Belgium, and the Netherlands.

Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

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